Exhibit 99.1

Poniard Pharmaceuticals Announces Appointment of Greg Weaver as Chief Financial Officer

South San Francisco, Calif. — February 19, 2009 — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on the development of innovative oncology products, today announced the appointment of Greg Weaver as chief financial officer and senior vice president, effective February 18, 2009. Mr. Weaver is primarily responsible for management of the financial operations of the Company.

“Mr. Weaver has broad experience in the biotech and healthcare industry, which will serve Poniard well as we continue our efforts to advance picoplatin to market,” said Jerry McMahon, Ph.D., chairman and chief executive officer of Poniard. “Greg has been a key executive in innovative and successful publicly traded healthcare companies, and has played a crucial role in increasing value for shareholders. His financial management experience will be invaluable as we move forward to complete enrollment in our pivotal Phase 3 trial of picoplatin in small cell lung cancer and to develop strategic partnering and other opportunities to support our commercialization strategy.”

“I am excited to join Poniard’s executive team at this catalytic time in the Company’s history,” said Mr. Weaver. “The picoplatin clinical data to date demonstrates the commercial franchise potential of this product and I look forward to working with the management team to implement our commercial strategy.”

Mr. Weaver brings to Poniard more than 17 years of experience in executive financial management, and has served as chief financial officer of both public and private biotech and healthcare companies since 1996. Most recently, Mr. Weaver served as CFO of Talyst Inc., a pharmacy automation healthcare IT company from 2007 to December 2008. During 2006 he served as senior vice president and CFO of Sirna Therapeutics, an RNAI therapeutics company, until the sale of that company to Merck, Inc. From 2002 to 2005, he was CFO of Nastech Pharmaceuticals, a drug delivery company. From 1999 to 2002, he was CFO of Ilex Oncology, Inc., an oncology drug development company, and from 1996 to 1998, he was CFO of Prism Technologies, a medical device company. In addition, Mr. Weaver held increasingly senior positions with Fidelity Capital in Boston and Arthur Andersen LLP. He serves as director and chairman of the audit committee for two companies: Celsion Corp., an oncology drug development company since 2005; and SCOLR Pharmaceuticals, a drug delivery company since 2007. Mr. Weaver is a certified public accountant and received his M.B.A in finance from Boston College and his B.S. in accounting from Trinity University.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc., is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum chemotherapy. To date, clinical studies suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies. Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and castration resistant prostate cancers (also known as hormone refractory prostate cancer), as well as a clinical trial of oral picoplatin in solid tumors. For additional information please visit http://www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, timing and results of clinical trials, the potential safety and efficacy of its products in development and commercialization strategy. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of FDA and other required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the period ended September 30, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2009 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

Rebecca Der (Investor Relations)

Burns McClellan

212.213.0006

Jani Bergan (Public Relations)

WeissComm Partners

415.946.1064

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